Exhibit 99.1

The First Bancorp Reports First Quarter Results, Up 3.8% Over 2008

DAMARISCOTTA, ME, April 22 – The First Bancorp (Nasdaq: FNLC), today announced unaudited results for the quarter ended March 31, 2009, with net income of $3.7 million, an increase of $137,000 or 3.8% from the first quarter of 2008 and up $720,000 or 23.9% from the previous quarter. This was the second highest quarterly income posted by the Company. Earnings per share on a fully diluted basis were $0.37 for the quarter ended March 31, 2009, even with the first quarter of 2008 and up $0.06 or 19.4% from the previous quarter.

“Net interest income was again the driver for our strong quarterly performance, up $2.3 million or 25.6% over the first quarter of 2008,” noted Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “With a declining interest rate environment over the past year, income from earning assets in the first quarter declined by 9.3% compared to the first quarter of 2008 while funding costs declined 41.7% during the same period. As a result, we saw our net interest margin widen from 3.24% in the first quarter of 2008 to 3.68% in the first quarter of 2009.

“During the first quarter we saw earning assets grow by $72.7 million or 5.8%,” President Daigneault observed. “The majority of this growth was in the Company’s investment portfolio which was up $61.3 million or 23.3%, with the purchase of GNMA mortgage-backed securities. At the same time, the Company’s loan portfolio increased $10.7 million or 1.1% during the quarter. While commercial and municipal loans posted strong growth in the quarter, mortgage loans declined as a result of borrowers refinancing at lower rates with these loans being sold to the secondary market.

“Our growth this quarter was funded primarily with deposits as well as the issuance of preferred stock,” President Daigneault continued. “Certificates of deposit – from both local and national market sources – were up $92.6 million or 17.2%, while other deposits were down $30.9 million. We also added $25.0 million in preferred stock in the first quarter as a result of our participation in the U.S. Treasury Capital Purchase Program.

“With the economy continuing to weaken, we increased our allowance for loan losses by $1.0 million in the first quarter” President Daigneault said. “Net chargeoffs were $645,000 compared to net chargeoffs of $92,000 in the first quarter of 2008. In comparison to peer, however, our level of chargeoffs is quite low at 0.28% of average loans vs. our peer group’s 0.75% as of December 31, 2008, the latest peer data available. Our level of non-performing loans stood at 1.32% on March 31, 2009 compared to 1.27% of total loans on December 31, 2008 and 0.33% of total loans on March 31, 2008. In comparison, our peer group’s non-performing loans stood at 2.30% as of December 31, 2008.

“On the past due front, the level of delinquent loans remained virtually level during the first quarter of 2009,” President Daigneault added. “Overall, our balance sheet remains sound, and I feel this performance is demonstrative of The First’s conservative approach to loan underwriting. We have not traded quality for higher levels of asset growth, and most importantly, we have not originated sub-prime mortgages. In my view, this is one of the factors that will enable us to weather the current economic storm better than most banks.”

“During the first quarter we took an after-tax charge of $596,000 for other-than-temporary impairment related to one automotive company holding in the investment portfolio,” observed F. Stephen Ward, The First Bancorp’s Chief Financial Officer. “In the past six months, we sold most of our corporate securities to reduce the level of credit risk in the investment portfolio. As of March 31, 2009, corporate securities totaled only $3.1 million, of which $1.5 million is rated sub-investment grade. These securities are less than 0.5% of the Company’s $323.8 million investment portfolio and had an after-tax unrealized loss of $70,000 as of March 31, 2009. In Management’s opinion, no additional writedown for other-than-temporary impairment is warranted for these sub-investment-grade securities.

“Capital levels are increasingly important for every bank,” CFO Ward stated. “We continue to be considered well-capitalized by FDIC standards, and on January 9, 2009 we added an additional $25.0 million to capital with a preferred stock investment from the U.S. Treasury under its Capital Purchase Program. As a result, our total risk-based capital is nearly 14.0%, well above the well-capitalized threshold of 10.0% set by the FDIC. Higher levels of capital give the Company greater ability to ride out the current economic storm, especially if conditions worsen, and also provide greater ability to work with individuals and businesses as they also struggle through these adverse economic conditions.

“Our operating ratios continue to be very strong,” CFO Ward noted. “Our return on average tangible common equity was 16.43% for the quarter; in comparison, the Bank’s return on average equity was in the top 9% of all banks in our peer group, which had an average return of only 2.96% as of December 31, 2008. Our efficiency ratio continues to improve and stood at 40.12% for the first quarter compared to 46.97% for the first quarter of 2008 and 42.53% for the prior quarter. Once again, this was the result of the significant increase in net interest income while operating expense increased only modestly. As of December 31, 2008, the average efficiency ratio for our peer group was 66.18%.”

“Our price per share closed the quarter at $15.86,” President Daigneault observed. “While this is below the December 31, 2008 closing price of $19.89 per share, it is well above the 52-week low of $10.77 per share set during the quarter. Our stock price was certainly affected by the precipitous drop in the overall market during the first quarter and has been much more volatile since our addition to the Russell 2000 and Russell 3000 indices in June of 2008.

“Overall, this was very good quarter for The First Bancorp,” President Daigneault concluded. “We continued to benefit from declining interest rates, and when combined with growth in earning assets, these led to higher net interest income. Our net income for the quarter was the second highest ever for the Company, and this was after $1.7 million in after-tax costs for the provision to the allowance for loan losses and an impairment charge for investments. Despite some deterioration in asset quality, our balance sheet remains sound and we feel that our conservative approach to banking is serving us well in these challenging economic times. And finally, we remain well-capitalized, which is an important concern for all banks today.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars	3/31/2009	12/31/2008	3/31/2008
Assets
Cash and due from banks	$15,815	$16,856	$15,837
Overnight funds sold	-	-	-
Securities available for sale	26,584	27,765	40,578
Securities to be held to maturity (fair value $291,271 at March 31, 2009, $229,460 at December 31, 2008 and $193,416 at March 31, 2008)	297,215	234,767	192,300
Loans held for sale	1,949	1,298	2,281
Loans	990,014	979,273	933,814
Less allowance for loan losses	9,805	8,800	7,208
Net loans	980,209	970,473	926,606
Accrued interest receivable	7,077	5,783	7,273
Premises and equipment	18,860	16,028	16,250
Other real estate owned	2,652	2,428	1,558
Goodwill	27,684	27,684	27,684
Other assets	20,455	22,662	17,841
Total assets	$1,398,500	$1,325,744	$1,248,208
Liabilities
Demand deposits	$56,162	$68,399	$57,008
NOW deposits	103,711	108,188	96,226
Money market deposits	111,904	129,333	127,360
Savings deposits	86,130	82,867	86,247
Certificates of deposit under $100,000	246,464	246,152	329,833
Certificates $100,000 and over	383,069	290,797	129,803
Total deposits	987,440	925,736	826,477
Borrowed funds	254,124	272,074	295,253
Other liabilities	12,336	10,753	12,867
Total Liabilities	1,253,900	1,208,563	1,134,597
Shareholders' equity
Preferred stock	25,000	-	-
Common stock	97	97	97
Additional paid-in capital	44,356	44,117	44,309
Retained earnings	75,741	74,057	69,234
Net unrealized gains (loss) on securities available-for-sale	(328)	(819)	240
Net unrealized loss on postretirement benefit costs	(266)	(271)	(269)
Total shareholders' equity	144,600	117,181	113,611
Total liabilities & shareholders' equity	$1,398,500	$1,325,744	$1,248,208
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,711,805	9,696,397	9,706,784
Book value per share	$12.31	$12.09	$11.70
Tangible book value per share	$ 9.46	$9.23	$8.85

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the three months ended		For the quarters ended
In thousands of dollars	3/31/2009	3/31/2008	3/31/2009	3/31/2008
Interest income
Interest and fees on loans	$12,927	$15,292	$12,927	$15,292
Interest on deposits with other banks	-	-	-	-
Interest and dividends on investments	3,691	3,038	3,691	3,038
Total interest income	16,618	18,330	16,618	18,330
Interest expense		-		-
Interest on deposits	3,645	6,439	3,645	6,439
Interest on borrowed funds	1,900	3,074	1,900	3,074
Total interest expense	5,545	9,513	5,545	9,513
Net interest income	11,073	8,817	11,073	8,817
Provision for loan losses	1,650	500	1,650	500
Net interest income after provision for loan losses	9,423	8,317	9,423	8,317
Non-interest income
Investment management and fiduciary income	325	390	325	390
Service charges on deposit accounts	558	682	558	682
Net securities gains	9	-	9	-
Mortgage origination and servicing income	681	94	681	94
Other operating income	1,022	1,010	1,022	1,010
Total non-interest income	2,595	2,176	2,595	2,176
Non-interest expense
Salaries and employee benefits	2,589	2,925	2,589	2,925
Occupancy expense	441	411	441	411
Furniture and equipment expense	569	490	569	490
Net securities losses	151	-	151	-
Other than temporary impairment charge	916	-	916	-
Amortization of identified intangibles	71	71	71	71
Other operating expense	2,059	1,552	2,059	1,552
Total non-interest expense	6,796	5,449	6,796	5,449
Income before income taxes	5,222	5,044	5,222	5,044
Applicable income taxes	1,494	1,453	1,494	1,453
Net Income	$3,728	$3,591	$3,728	$3,591
Less dividends and amortization of premium on preferred stock	150	-	150	-
Net income available to common shareholders	$3,578	$3,591	$3,578	$3,591
Basic earnings per share	$0.37	$0.37	$0.37	$0.37
Diluted earnings per share	$0.37	$0.37	$0.37	$0.37
Weighted average number of shares outstanding	9,705,783	9,718,846	9,705,783	9,718,846
Incremental shares	16,536	18,260	16,536	18,260
Cash dividends declared per share	$0.195	$0.185	$0.195	$0.185
Payout Ratio	52.70%	50.00%	52.70%	50.00%

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands,	For the three months ended		For the quarters ended
except for per share amounts	3/31/2009	3/31/2008	3/31/2009	3/31/2008

Summary of Operations
Interest Income	$16,618	$18,330	$16,618	$18,330
Interest Expense	5,545	9,513	5,545	9,513
Net Interest Income	11,073	8,817	11,073	8,817
Provision for Loan Losses	1,650	500	1,650	500
Non-Interest Income	2,595	2,176	2,595	2,176
Non-Interest Expense	6,796	5,449	6,796	5,449
Net Income	3,728	3,591	3,728	3,591
Per Common Share Data
Basic Earnings per Share	$0.37	$0.37	$0.37	$0.37
Diluted Earnings per Share	0.37	0.37	0.37	0.37
Cash Dividends Declared	0.195	0.185	0.195	0.185
Book Value	12.31	11.70	12.31	11.70
Tangible Book Value	9.46	8.85	9.46	8.85
Market Value	$15.86	$15.15	$15.86	$15.15
Financial Ratios
Return on Average Equity (a)	12.63%	13.08%	12.63%	13.08%
Return on Average Tangible Equity (a)	16.43%	17.47%	16.43%	17.47%
Return on Average Assets (a)	1.11%	1.18%	1.11%	1.18%
Average Equity to Average Assets	8.79%	9.00%	8.79%	9.00%
Average Tangible Equity to Average Assets	6.76%	6.73%	6.76%	6.73%
Net Interest Margin Tax-Equivalent (a)	3.68%	3.24%	3.68%	3.24%
Dividend Payout Ratio	52.70%	50.00%	52.70%	50.00%
Allowance for Loan Losses/Total Loans	0.99%	0.77%	0.99%	0.77%
Non-Performing Loans to Total Loans	1.32%	0.33%	1.32%	0.33%
Non-Performing Assets to Total Assets	1.23%	0.52%	1.23%	0.52%
Efficiency Ratio	40.12%	46.97%	40.12%	46.97%
At Period End
Total Assets	$1,398,500	$1,248,208	$1,398,500	$1,248,208
Total Loans	990,014	933,814	990,014	933,814
Total Investment Securities	323,799	232,878	323,799	232,878
Total Deposits	987,440	826,477	987,440	826,477
Total Shareholders’ Equity	144,601	113,611	144,601	113,611
(a) Annualized using a 365-day basis